MANAGERS TRUST I

Amendment No. 1 to Amended and Restated Agreement and Declaration of Trust

CERTIFICATE AND INSTRUMENT OF AMENDMENT

March 21, 2014

The undersigned, constituting at least a majority of the Trustees of Managers Trust I (the “Trust”), do hereby amend the Amended and Restated Agreement and Declaration of Trust of the Trust dated December 13, 2013, as amended from time to time (the “Declaration of Trust”), as follows:

WHEREAS, Article IX, Section 8(a) of the Declaration of Trust provides that the Trustees may, without any shareholder vote, amend the Declaration of Trust to change the name of the Trust; and

WHEREAS, The Trustees desire to change the name of the Trust to “AMG Funds I”.

NOW, THEREFORE, the Declaration of Trust is hereby amended, effective as of April 28, 2014, as follows:

Article I, Section 1 of the Declaration of Trust is hereby amended and restated in its entirety as set forth below:

“This Trust shall be known as “AMG Funds I”, and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment may be signed in counterparts with the same effect as if all signatories had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this instrument as of the date first set forth above.

/s/ Bruce B. Bingham	/s/ Christine C. Carsman
Bruce B. Bingham	Christine C. Carsman

/s/ William E. Chapman, II	/s/ Edward J. Kaier
William E. Chapman, II	Edward J. Kaier

/s/ Kurt Keilhacker	/s/ Steven J. Paggioli
Kurt Keilhacker	Steven J. Paggioli

/s/ Richard F. Powers III	/s/ Eric Rakowski
Richard F. Powers III	Eric Rakowski

/s/ Thomas R. Schneeweis
Victoria Sassine	Thomas R. Schneeweis